Exhibit 10.13

Description of Bonus Plan

For

Scott A. Evans

Director of Merchants and President and Co-Chief Operating Officer of Merchants Bank

Scott A. Evans, President and Co-Chief Operating Officer of Merchants Bank, as part of his compensation therefor, is eligible for an annual cash bonus not to exceed an amount equal to twenty percent (20%) of his base salary. This bonus is composed of five parts, with each part having a defined maximum percentage of the overall bonus.

(1)         Budget Profitability, 25%: if less than 75% of projected budget, Mr. Evans is not entitled to any bonus compensation under this part. Mr. Evans may receive 20% of the bonus under this part for each 5% of projected budget above 75% (e.g., for 86-90% of projected budget, Mr. Evans may receive 60% of the bonus compensation under this part).

(2)         Merchants Bank Regulatory Examination Rating, 25%: if overall rating average is greater than 1.60, Mr. Evans is not entitled to any bonus compensation under this part. Mr. Evans may receive 25% of the bonus under this part for each one-fifth (1/5) of a point Merchants Bank’s rating average is below 1.60 (e.g., for a rating average between 1.01-1.20, Mr. Evans may receive 75% of the bonus compensation under this part).

(3)         Net Charge Off on Loans, 20%: if net charge offs on loans is greater than 0.200%, Mr. Evans is not entitled to any bonus compensation under this part. Mr. Evans may receive 25% of the bonus under this part for each 0.025% net charge offs on loans is below 0.200% (e.g., if net charge offs on loans is between 0.125% and 0.101%, Mr. Evans may receive 75% of the bonus under this part).

(4)         Budgeted Loan Volumes, 20%: Mr. Evans must meet the budgeted loan volumes, as established for Mr. Evans each year, to receive any compensation under this part.

(5)         Individual Goals and Training, 10%: Mr. Evans must meet all goals and complete all training, as established for Mr. Evans each year, to receive any compensation under this part.